Item 26(n)(ii)
[SUTHERLAND LETTERHEAD]
September 16, 2009
Board of Directors
Transamerica Life Insurance Company
Transamerica Corporate Separate Account Sixteen
4333 Edgewood Road, NE
Cedar Rapids, IA 52499

Re:	Transamerica Corporate Separate Account Sixteen
Advantage X
File Nos. 333-109579/811-21440
To the Board of Directors:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 12 to the Form N-6 registration statement for Transamerica Corporate Separate Account Sixteen (File No. 333-109579). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik